Exhibit 99.1

Body Central Corp. Announces Second Quarter 2013 Financial Results

Jacksonville, FL — August 1, 2013 — Body Central Corp. (Nasdaq: BODY) today announced financial results for the second quarter of 2013.

Highlights for the thirteen weeks ended June 29, 2013:

•                  Net revenues for the quarter decreased 5.3% to $75.1 million, compared to $79.4 million for the second quarter of 2012.

•                  Store sales decreased 2.1% to $66.9 million due to a comparable-store sales decrease of 13.2%, partially offset by a net increase of 29 stores over the same quarter last year.

•                  Direct sales decreased by 25.0% to $8.3 million from $11.0 million over the same quarter last year.

•                  The loss from operations includes a $10.4 million asset impairment charge related to the direct business.  The loss from operations including this impairment was $15.2 million, as compared to income from operations of $5.5 million for the second quarter in 2012.  Excluding the $10.4 million impairment charge, the loss from operations would have been $4.8 million.

•                  The net loss was $12.8 million, or ($0.78) per diluted share based on 16.3 million weighted average shares outstanding. This includes $10.4 million, or ($0.63) per diluted share in an asset impairment charge related to the direct business.  Excluding the $10.4 million impairment charge, the net loss would have been $2.4 million, or ($0.15) per diluted share.  Net income for the second quarter of 2012 was $3.4 million, or $0.21 per diluted share based on 16.4 million weighted average shares outstanding.

•                  The Company opened 9 new stores and closed 2 stores during the second quarter and operated 286 stores as of June 29, 2013.

Brian Woolf, Body Central’s CEO, stated: “While we did not anticipate improvement in our results until the second half, our second quarter performance was more challenging than we expected.  During the quarter we took aggressive steps to clear inventory to make room for the new product assortment that we believe better reflects the tastes of our customer.  We also brought product in earlier than last year in order to set the floors for the Back-to-School season, which contributed to higher inventory levels at the end of the quarter.  Our comparable sales decrease and merchandise margin pressure was the result of a decline in store traffic combined with deep markdowns.  In the direct business, we saw a significant decline in sales and margin as the result of our strategic decision to more closely align our catalog and website with the offering in our retail stores.”

Mr. Woolf added: “Our objective going forward is that our merchandise assortment will be fresh, stylish and trend driven.  To this end, we continue to enhance our planning tools, vendor resources, market intelligence and consumer understanding.  We are confident in our strategic direction that sets a foundation to rejuvenate the Body Central brand and drive improved performance across our channels.  While we fully expect our initiatives to take hold, near-term business will likely remain challenging and require a more promotional environment in our stores.”

Mr. Woolf concluded: “We believe that by creating a consistent brand message and product offering across all channels, and developing a targeted, compelling marketing program, we will be able to reengage our customer and drive long-term sales growth and profitability.”

Balance Sheet highlights as of June 29, 2013:

Cash, cash equivalents and short-term investments were $38.8 million at the end of the second quarter of 2013 compared to $42.0 million at the end of the second quarter in the prior year.

Average store inventories increased 8.6% and 7.3%, respectively, at cost and in units from one year ago, partially attributed to the earlier flow of fall goods into our stores.

The Company had no long-term debt as of the end of the second quarter 2013 and 2012.

Reported results are preliminary and remain subject to adjustment until the filing of our Form 10-Q with the SEC.

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today August 1, 2013, at 4:30 PM Eastern Time. The conference call will also be webcast live at www.bodycentral.com. To access the replay of this call, please dial (877) 870-5176 and enter pin number 7837235. The replay is available until August 15, 2013. A replay of this web cast will also be available on the Investor Relations section of the Company’s website, www.bodycentral.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of July 31, 2013 the Company operated 289 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodycentral.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. The Company’s stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT:

Tom Stoltz

Chief Operating Officer and Chief Financial Officer

904-207-6720

tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations; (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) our direct business growing consistently with our growth strategy; (9) our information technology systems supporting our current and growing business, before and after our planned upgrades; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to hire or retain additional personnel; (12) disruptions in our supply chain and distribution facility; (13) our lease obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business; (17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings; (19) our maintaining effective internal controls; and (20) our ability to protect our trademarks or other intellectual property rights.

BODY CENTRAL CORP.

(UNAUDITED)

NON-GAAP MEASURES

Net (Loss) Income

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
	(in thousands, except share
	and per share data)

Net (loss) income, as reported	$(12,768)	$3,449	$(10,071)	$9,388
Direct business impairment	10,358	—	10,358	—
Net (loss) income, as adjusted	$(2,410)	$3,449	$287	$9,388

Net (loss) income per common share, as reported:
Basic	$(0.78)	$0.21	$(0.62)	$0.58

Diluted	$(0.78)	$0.21	$(0.62)	$0.57

Net (loss) income per common share, as adjusted:
Basic	$(0.15)	$0.21	$0.02	$0.58

Diluted	$(0.15)	$0.21	$0.02	$0.57

Weighted-average common shares outstanding:
Basic	16,342,419	16,180,104	16,293,042	16,152,007

Diluted	16,342,419	16,364,447	16,293,042	16,361,514

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
	(in thousands, except share
	and per share data)

Net revenues	$75,147	$79,355	$156,550	$162,036
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	54,525	54,622	108,285	108,041
Gross profit	20,622	24,733	48,265	53,995
Selling, general and administrative expenses	22,924	17,852	44,927	36,102
Depreciation	2,522	1,385	4,284	2,862
Impairment of long-lived assets	10,358	—	10,358	—
(Loss) income from operations	(15,182)	5,496	(11,304)	15,031
Interest income, net	8	—	9	7
Other income, net	979	15	1,008	58
(Loss) income before income taxes	(14,195)	5,511	(10,287)	15,096
(Benefit) provision for income taxes	(1,427)	2,062	(216)	5,708
Net (loss) income	$(12,768)	$3,449	$(10,071)	$9,388

Net (loss) income per common share:
Basic	$(0.78)	$0.21	$(0.62)	$0.58
Diluted	$(0.78)	$0.21	$(0.62)	$0.57

Weighted-average common shares outstanding:
Basic	16,342,419	16,180,104	16,293,042	16,152,007
Diluted	16,342,419	16,364,447	16,293,042	16,361,514

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 29.	June 30,
	2013	2012
	(In thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$31,543	$26,447
Short-term investments	7,281	15,601
Accounts receivable	1,165	1,058
Inventories	25,208	18,103
Prepaid expenses and other current assets	10,061	6,518
Deferred tax asset	2,436	1,793
Total current assets	77,694	69,520

Property and equipment, net of accumulated depreciation	36,634	26,182
Goodwill	11,150	21,508
Intangible assets, net of accumulated amortization	16,574	16,395
Other assets	373	106
Total assets	$142,425	$133,711
Liabilities and Stockholders’ Equity
Current liabilities
Merchandise accounts payable	$13,518	$10,054
Accrued expenses and other current liabilities	21,783	15,465
Total current liabilities	35,301	25,519
Other liabilities	9,989	7,392
Deferred tax liability	5,442	4,001
Total liabilities	50,732	36,912
Commitments and contingencies
Stockholders’ equity
Total stockholders’ equity	91,693	96,799

Total liabilities and stockholders’ equity	$142,425	$133,711

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twenty-Six Weeks Ended
	June 29,	June 30,
	2013	2012
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(10,071)	$9,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,284	2,862
Deferred income taxes	(333)	(64)
Tax benefits from stock-based compensation	—	(709)
Amortization of premium discounts on investments, net	93	152
Stock based compensation	1,098	1,288
Loss on disposal of property and equipment	47	58
Loss on impairment	10,358	—
Changes in assets and liabilities:
Accounts receivable	3,545	1,549
Inventories	(2,237)	3,038
Prepaid expenses and other current assets	(3,226)	(2,225)
Merchandise accounts payable	(197)	(6,444)
Accrued expenses and other current liabilities	1,496	(2,434)
Other liabilities	(505)	(492)
Net cash provided by operating activities	4,352	5,967
Cash flows from investing activities
Purchases of property and equipment	(6,901)	(6,812)
Purchases of short-term investments	(9,384)	(16,885)
Proceeds from sales of short-term investments	290	100
Proceeds from maturities of short-term investments	1,723	1,025
Net cash used in investing activities	(14,272)	(22,572)
Cash flows from financing activities
Proceeds from exercise of stock options	327	350
Tax benefits from stock-based compensation	—	709
Net cash provided by financing activities	327	1,059
Net decrease in cash and cash equivalents	(9,593)	(15,546)
Cash and cash equivalents
Beginning of year	41,136	41,993
End of period	$31,543	$26,447